Exhibit 99(a)


CNF INC.
COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES
(Dollars in thousands)

                                                      Nine Months Ended
                                                        September 30,
                                                    2001            2000
Fixed Charges:
   Interest Expense                             $   21,635      $   22,817
   Capitalized Interest                                697           3,573
   Amortization of Debt Expense                        772             773
   Dividend Requirement on Series B
      Preferred Stock [1]                            7,970           8,121
   Interest Component of
      Rental Expense [2]                            37,197          37,609
                                                $   68,271      $   72,893

Earnings (Loss):
   Income (Loss) from Continuing Operations
      before Taxes [3]                          $ (346,947)     $  192,877
   Fixed Charges                                    68,271          72,893
      Capitalized Interest                            (697)         (3,573)
      Preferred Dividend Requirements [4]           (7,970)         (8,121)
                                                $ (287,343)     $  254,076

Ratio of Earnings (Loss) to Fixed Charges:            (4.2)x           3.5 x

Deficiency in the coverage of Fixed Charges by
   Earnings (Loss) before Fixed Charges           (355,614)             -


[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

[2]   Estimate of the interest portion of lease payments.

[3] For the nine months ended September 30, 2001, results included a $340.5 million loss from a restructuring charge at Emery Worldwide and Menlo Logistics' $37.9 million loss from the failure of a significant customer.

[4] Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income (Loss) from Continuing Operations before Taxes.